UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 13, 2004

(Date of earliest event reported)

CARDIMA, INC.

(Exact name of registrant as specified in its charter)

California	000-22419	94-3177883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47266 Benicia Street, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 354-0300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 13, 2004, Cardima, Inc. (the “Company”) received written notice from Nasdaq notifying the Company that the Nasdaq Staff had determined to grant the Company an extension to regain compliance with the Nasdaq Marketplace Rule 4310(c)(2)(B) (the “Rule”) on the terms described below. In this notice, the Nasdaq Staff advised that Nasdaq will continue to monitor the Company’s ongoing compliance with Nasdaq’s stockholders’ equity requirement and that, if at the time of the Company’s next periodic report the Company does not evidence compliance, the Company may be subject to delisting. A copy of the press release regarding receipt of the notice from The Nasdaq Stock Market is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

As previously reported in the Company’s Form 8-K dated November 17, 2004 and incorporated herein by reference, the Company had received written notice from Nasdaq dated November 17, 2004 stating that the Company was not in compliance with the Rule because the Company’s Form 10-Q for the period ended September 30, 2004 disclosed stockholders’ equity of less than $2,500,000 and the Rule requires that the Company have a minimum of $2,500,000 in stockholders’ equity or meet certain other listing criteria. Nasdaq requested that, on or before December 2, 2004, the Company provide the Nasdaq Staff with the Company’s specific plan to achieve and sustain compliance with all The Nasdaq SmallCap Market listing requirements, including a time frame for completion of the plan. The Company submitted a written response to Nasdaq on December 1, 2004.

As previously reported in the Company’s Form 8-K dated November 24, 2004 and incorporated herein by reference, on November 24, 2004, the Company completed a private placement of shares of common stock and warrants to certain accredited investors for net proceeds to the Company of approximately $4.1 million. As of the date of this report, the Company believes that it has regained compliance with the stockholders’ equity requirement for continued Nasdaq listing as provided in the Rule, based upon the proceeds from the private placement completed on November 24, 2004 and the associated increase in the Company’s stockholders’ equity. As of the date of this report, the Company’s stockholders’ equity is in excess of $2,500,000.

Nasdaq’s December 13, 2004 notice indicated that the terms of Nasdaq’s extension were as follows: on or before December 17, 2004, the Company must furnish with the Securities and Exchange Commission and Nasdaq a report on Form 8-K evidencing compliance with the Rule by disclosing (i) the original deficiency letter from Staff dated November 17, 2004, (ii) a description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, (iii) an affirmative statement that, as of the date of the report the Company believed that it had regained compliance with the stockholders’ equity requirement based upon the completed transaction or event and (iv) a disclosure stating that Nasdaq would continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report the Company does not evidence compliance, that the Company may be subject to delisting.

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Except for the historical information contained herein, the matters discussed in this report, including potential future events relating to the listing of the Company’s common stock on Nasdaq, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company will not be able to maintain the listing of its common stock on Nasdaq; the risk that the Company will not be able to raise additional capital in the future, as necessary to continue operations; the risk that the Company will be unable to obtain U.S. FDA approval for the Company’s PMA for the REVELATION® Tx linear ablation microcatheter system, including uncertainties associated with its ability to revise the study design and collect data acceptable to the FDA; the risk that the approval process for the REVELATION Tx or any other product, including additional clinical trials, will require substantial unanticipated expenses and management attention; the limited number of cases employing the Company’s products and the limited amount follow-up information involving these cases; uncertainties associated with the Company’s ability to secure distribution partners; the possibility of business disruption or unanticipated expenses due to the Company’s staffing reduction and financing efforts; and uncertainties associated with its ability to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for the Company’s products from the marketplace or successfully manufacture, market, sell and distribute its products. Additional risks are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release of Cardima, Inc. dated December 14, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIMA, INC.

Date: December 14, 2004	By:	/s/ Barry D. Michaels
Barry D. Michaels
Interim Chief Financial Officer and Secretary

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